Exhibit 4.1

FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

This First Amendment (the “Amendment”), dated as of August 19, 2015, and executed among Rocky Brands, Inc., an Ohio corporation, (the “Company”) and Computershare Trust Company, N.A., a federally chartered trust company (“Computershare”), hereby amends the Amended and Restated Rights Agreement between the Company and Computershare dated as of June 7, 2012 (the “Rights Agreement”).

W I T N E S S E T H

WHEREAS, the Company and Computershare desire to amend the Rights Agreement to provide for a new Expiration Date.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties agree as follows:

Section 1. Amendment of Rights Agreement. The Rights Agreement shall be amended as follows:

Section 1(n) is hereby amended by deleting the definition of “Expiration Date” in its entirety and substituting the following definition:

“Expiration Date” shall mean August 19, 2015, unless the Distribution Date shall occur on or prior to such date and the Rights shall have separated from the Common Shares pursuant to the terms of this Agreement, in which case “Expiration Date” shall mean the date which is the third anniversary of the Distribution Date.

Section 2. Effect of this Amendment; Certification.  It is the intent of the parties that this Amendment constitutes an amendment of the Plan as contemplated by Section 27 thereof.  This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendments and supplements to the Plan set forth in this Amendment are in compliance with the terms of Section 27 of the Plan.

Section 3. Continued Effectiveness. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Rights Agreement, as previously amended to the date hereof, shall remain in full force and effect in accordance with its terms.

Section 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 5. Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

Rocky BRANDS, Inc.

By:	/s/ James E. McDonald
James E. McDonald,
Executive Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Paul R. Capozzi
Its:	Paul R. Capozzi, SVP Investor Services